SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 14, 2001

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Third Quarter Outlook

Jasper, IN (March 14, 2001) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its third quarter fiscal 2001 ending March 31, 2001. Kimball's third quarter results are scheduled to be released on Thursday, April 19, 2001, prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects its earnings for the third quarter of fiscal 2001 to be $.16 to $.20 per diluted share of Class B common stock. The projected earnings per share for the third quarter would be a reduction from earnings of $0.29 per diluted share of Class B common stock reported during the same period one year ago. During the Company's second quarter conference call on January 19, 2001, the company expressed concern with respect to third quarter income levels given a general softening in the economy and a resulting softening in demand in several of its major markets.

On a year-over-year comparative basis, excluding acquisitions, the Company is currently projecting lower third quarter sales volumes in both the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The projected decline in net income is primarily driven by the lower sales volume levels in both business segments, a shift in the sales mix to lower margined products and, as previously disclosed, losses in the furniture components product line, which continues to perform significantly below the prior year comparable period.

"In addition to aggressively pursuing new business opportunities, Kimball International is actively aligning its cost structure to slower sales volumes in both of its business segments," stated Kimball International Chairman and Chief Executive Officer, Douglas A. Habig. "Overall, we have a heightened focus on all discretionary spending and both segments have taken immediate actions to align their labor costs with the slower demand, including operating with shorter work weeks at affected business units, the elimination of several temporary employee positions, and a reduction in the number of direct and indirect Kimball employees supporting production and administrative processes. From January 1, 2001, the start of the third quarter, through March 14, 2001, Kimball International, in response to the slower sales levels, has reduced its total worldwide workforce by approximately 6%."

"Similar to my comments during our second quarter conference call and webcast, we continue to believe it will take several months before we begin to see marked bottom line improvement in our furniture components product line. While changes have been made to improve the profitability of this product line, we are finding the start-up challenges and operating inefficiencies at our new veneer mill in Chandler, Indiana, to be greater than what we had anticipated. Conversely, our Juarez, Mexico large screen television cabinet operation, which hindered prior quarters' results due to start-up costs and inefficiencies, is showing significant improvement and is now projected to be profitable in the third quarter," stated Habig.

"Although our updated forecasts now confirm the economic slowdown is greater than we anticipated at the beginning of the quarter, we remain committed to our focus on profitable top line growth opportunities and balancing our cost structure with lower volumes over the next several months," concluded Habig.

Kimball International will conduct a conference call on Thursday, April 19, 2001 following the release of its third quarter fiscal 2001 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about April 12, 2001.

The above third quarter fiscal 2001 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract-based customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2000.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on an original equipment manufacturer basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"Kimball International Builds Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Assistant Treasurer

Date: March 15, 2001